Exhibit (a)(8)

Dear Employees and Directors:

            Our Option Exchange program as authorized by our Board of Directors  is commencing  today.  Please find attached a memo from Ken Ferry for an introduction to the offer, the Offer to Exchange  dated September 22, 2006  which  describes the terms of the offer, the Letter of Transmittal Form which you will complete and send back to me if you choose to exchange your options and a Notice of Withdrawal Form which will only be necessary if you  previously   submitted  a  Letter of Transmittal Form and later decide not to participate in the offer. The offer is currently scheduled to expire at 5:00 pm Eastern Time on October 20, 2006. As a reminder, email delivery of documents will not be accepted. The original documents must be returned to me at the address below.

Please take the time to read through these documents.  If you have any questions, please do not hesitate to contact  me at your convenience.

Thanks,
Annette
VP of Administration

iCAD, Inc.
Tel# 937-431-7947
Fax# 603-880-3843